MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10 Amendment No. 3 of Datone, Inc. of our report dated October 28, 2008 on our audit of the restated financial statements of Datone, Inc. as of December 31, 2007 and December 31, 2006, and the related restated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and the reference to us under the caption “Experts.”

Moore & Associates Chartered
Las Vegas, Nevada
October 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501